UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

PROVIDENT BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.

April 18, 2023

Dear Fellow Stockholder:

You are cordially invited to attend the 2023 annual  meeting of stockholders of Provident Bancorp, Inc. The meeting will be held at the Blue Ocean Event Center, 4 Oceanfront North, Salisbury, Massachusetts 01952 on Thursday, May 18,  2023 at 3:30 p.m., local time.

If you were a shareholder as of the close of business on April 6, 2023, you may attend the meeting. However, if your shares of Company common stock are held by a broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker or other nominee who holds your shares.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company, as well as a representative of Crowe LLP, the Company’s independent registered public accounting firm, are expected to be available to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. You may also vote by telephone or internet, as indicated on the proxy card. If you attend the meeting, you may vote even if you have previously submitted your vote.

Sincerely,

Carol L. Houle
Co-President and Co-Chief Executive Officer, and Chief Financial Officer

Joseph B. Reilly
Co-President and Co-Chief Executive Officer

5 Market Street

Amesbury, Massachusetts 01913

(978) 834-8555

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	3:30 p.m. on Thursday, May 18, 2023.

PLACE	Blue Ocean Event Center 4 Oceanfront North Salisbury, Massachusetts 01952

ITEMS OF BUSINESS	(1)	To elect three directors.

	(2)	To ratify the selection of Crowe LLP as our independent registered public accounting firm for fiscal year 2023.

	(3)	To consider an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

	(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	To vote, you must have been a stockholder at the close of business on April 6, 2023.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you, or by voting by mobile or internet.  Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Kimberly Scholtz Corporate Secretary
Amesbury, Massachusetts April 18, 2023

Provident Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Provident Bancorp, Inc. (the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for BankProv (formerly “The Provident Bank”). The annual meeting will be held at the Blue Ocean Event Center, 4 Oceanfront North, Salisbury, Massachusetts 01952 on May 18, 2023 at 3:30 p.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 18, 2023.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on April 6,  2023. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote.

As of the close of business on April 6,  2023, there were 17,693,818 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Organization provide that, subject to certain exceptions, record owners of the Company’s common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on April 6,  2023, you may attend the meeting. However, if your shares of Company common stock are held by a bank, broker, or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker or other nominee who holds your shares.

Quorum and Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of Crowe LLP as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting to approve the advisory, non-binding resolution with respect to the executive compensation as described in this Proxy Statement, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or our Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or our Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. You may also vote by mobile or internet, as indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

•	vote for each of the nominees for director;
•	vote for ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm; and
•	vote for the advisory, non-binding resolution with respect to the executive compensation.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.

Participants in the ESOP and 401(k) Plan

If you participate in the BankProv Employee Stock Ownership Plan (the “ESOP”) or the BankProv 401(k) Plan (the “401(k) Plan”), you will receive a vote authorization form for each plan that reflects all shares you may direct the trustee to vote on your behalf under the plan. Under each plan, the trustee will vote all shares held by the plan, but each plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The trustee will vote all unallocated shares of Company common stock held by each plan and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

The deadline for returning your Vote Authorization Form, and the telephonic and internet voting cutoff for providing your ESOP or 401(k) vote authorization, is Monday, May 15, 2023 at 11:59 p.m. Eastern time.

If you have any questions about voting under the ESOP or 401(k) Plan, please contact Carol Houle, Co-President and Co-Chief Executive Officer, and Chief Financial Officer, at (617)-546-7365.

References to our Website Address

References to our website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement or the accompanying materials.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics for Senior Officers

Provident Bancorp, Inc. has adopted a Code of Ethics for Senior Officers that applies to Provident Bancorp, Inc.’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics for Senior Officers is available on our website at investors.bankprov.com. Amendments to and waivers from the Code of Ethics for Senior Officers will also be disclosed on our website.

The Company has also established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2022, the Board of Directors of the Company held eight regularly scheduled meetings and four special meetings (not including committee meetings), and eight additional meetings of our independent directors. Other than former director Mohammad Shaikh, no director attended fewer than 75% of the total meetings of the Boards of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies the membership on our Audit, Compensation and Nominating and Corporate Governance committees. All members of each committee are independent in accordance with the listing rules of the Nasdaq Stock Market. The Company also maintains an Executive Committee as a standing committee. The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available in the “Investor Relations—Governance—Governance Documents” section of the Company’s website, investors.bankprov.com.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Frank G. Cousins, Jr.	X	X	X*
James A. DeLeo	X*
Lisa DeStefano		X*	X
Laurie H. Knapp		X
Barbara Piette	X
Arthur Sullivan		X	X
Jay E. Gould		X	X
Kathleen Chase Curran	X

Number of Committee Meetings in 2022	9	6	3

___________________________

*Denotes Chairperson

Audit Committee. Pursuant to Provident Bancorp, Inc.’s Audit Committee Charter, the Audit Committee oversees the Company’s accounting and reporting practices and assists the Board of Directors in fulfilling its oversight responsibilities for the Company’s system of internal controls and the Company’s process for monitoring compliance with laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the Nasdaq Stock Market., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has determined that James A. Deleo qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Provident Bancorp, Inc.’s Compensation Committee Charter, the Compensation Committee approves the overall compensation philosophy for the Company and BankProv and establishes or recommends to the full Board of Directors the compensation for our Co-Chief Executive Officers and other executive officers. The Compensation Committee establishes subjective and objective criteria relevant to the compensation of our Co-Chief Executive Officers and other executive officers, evaluates performance in light of those criteria, and approves or recommends to the full Board of Directors compensation levels based on this evaluation. The Compensation Committee may consult with the Co-Chief Executive Officers with respect to the compensation of other executive officers. Our Co-Chief Executive Officers do not participate in discussions related to their compensation or the Committee’s review of any documents related to the determination of their compensation.

The base salary levels for our executive officers are set to reflect the duties and levels of responsibilities inherent in the position. Comparative salaries paid by other financial institutions are also considered in establishing the salary for our executive officers. The Compensation Committee has utilized bank compensation surveys compiled by an independent benefits consultant, Pearl Meyer & Partners. The benefit consultant researched several publicly traded companies and the latest proxy statements filed with the Securities and Exchange Commission, and identified a peer group with executive positions similar to the Company. In setting the base salaries, the Compensation Committee also considers a number of factors relating to the executive officers, including individual performance, job responsibilities, experience level and ability and knowledge of the position. These factors are considered subjectively and none of the factors are accorded a specific weight.

Nominating and Corporate Governance Committee. Pursuant to Provident Bancorp, Inc.’s Nominating and Corporate Governance Committee Charter, the Company’s Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in developing, recommending and overseeing a process to assess Board effectiveness and in developing and recommending the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial and regulatory risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. BankProv also has a Risk Management Committee that assists BankProv’s board in understanding the risks the bank faces for each of these types of risk: capital adequacy, credit, risk management, financial, information technology, cybersecurity, interest rate risk, investments, asset liability, liquidity, lending, and other risks. Strategic risks are governed by the full BankProv board with input from all committees.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our then-current directors attended the 2022 annual meeting of stockholders.

Board Leadership Structure

Our Board of Directors is chaired by Laurie H. Knapp, who is a non-management independent director. An independent chair ensures a greater role for the independent directors in the oversight of Provident Bancorp, Inc. and BankProv and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

To further assure effective independent oversight, the Board of Directors has adopted a number of governance practices, including:

•	a majority of independent directors on the Board of Directors;
•	periodic meetings of the independent directors; and
•	annual performance evaluation of the Co-Chief Executive Officers by the independent directors.

The Board of Directors recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board of Directors periodically reviews its leadership structure.

Stock Ownership

The following table provides information as of April 6,  2023, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. The percentage is based on 17,693,818 shares of Company common stock outstanding as of April 6,  2023.

[
Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
T. Rowe Price Investment Management, Inc. (1) T. Rowe Price Small-Cap Value Fund, Inc. 101 East Pratt Street Baltimore, Maryland 21201	1,672,366	9.45%
Community Bank of Pleasant Hill dba First Trust of Mid America 3500 N Village Dr. Suite 220 St. Joseph, Missouri 64506 as Directed Trustee for the BankProv Employee Stock Ownership Plan	1,496,310	8.50%
M3 Funds, LLC (2) M3 Partners, LP M3F, Inc. Jason A. Stock William C. Waller 2070 E 2100 S, Suite 250 Salt Lake City, Utah 84109	1,243,983	7.03%

(1)

As disclosed in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023. These securities are owned by various individual and institutional investors which T. Rowe Price Investment Management, Inc. (Price Investment Management) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Investment Management is deemed to be a beneficial owner of such securities; however, Price Investment Management expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	As disclosed in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2023.

The following table provides information as of April 6,  2023 about the shares of Provident Bancorp, Inc. common stock that may be considered to be beneficially owned by each director, nominee and named executive officer as of April 6,  2023 and all directors, nominees and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, or which he or she has the right to acquire beneficial ownership within 60 days after April 6,  2023. Unless otherwise indicated, none of the shares listed are pledged as collateral for a loan, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 17,693,818 shares of Company common stock outstanding as of April 6, 2023.

Name	Number of Shares Owned		Percent of Common Stock Outstanding
Directors
Kathleen Chase Curran	15,310	(1)	*
Frank G. Cousins, Jr.	65,382	(2)	*
James A. DeLeo	56,053	(3)	*
Lisa DeStefano	61,905	(4)	*
Jay E. Gould	135,181	(5)	*
Laurie H. Knapp	85,620	(6)	*
Barbara A. Piette	43,098	(7)	*
Joseph B. Reilly	100,723	(8)	*
Arthur Sullivan	135,075	(9)	*

Named Executive Officers Who Are Not Also Directors
Carol L. Houle	299,761	(10)	1.69%
Joseph Mancini	27,889	(11)	*

All directors and executive officers as a group (11 persons)	1,025,997		5.80%

*Less than 1%.

(1)	Includes 8,168 shares of unvested restricted stock over which the individual has voting control and 5,100 exercisable stock options.
(2)

Includes 6,689 shares held in an individual retirement account, 202 shares held as custodian, 6,126 shares of unvested restricted stock over which the individual has voting control and 34,808 exercisable stock options.

(3)	Includes 6,126 shares of unvested restricted stock over which the individual has voting control and 34,808 exercisable stock options.
(4)	Includes 2,000 shares held by Ms. DeStefano’s spouse, 6,126 shares of unvested restricted stock over which the individual has voting control and 34,808 exercisable stock options.
(5)	Includes 6,126 shares of unvested restricted stock over which the individual has voting control and 34,808 exercisable stock options.
(6)

Includes 7,448 shares held in an individual retirement account, 7,225 shares held by Ms. Knapp’s spouse, 302 shares held by Ms. Knapp’s child, 302 shares held jointly with Ms. Knapp’s children, 6,126 shares of unvested restricted stock over which the individual has voting control and 32,308 exercisable stock options.

(7)	Includes 6,126 shares of unvested restricted stock over which individual has voting control and 24,981 exercisable stock options.
(8)	Includes 52,773 shares held in revocable trust and 8,092 shares of unvested restricted stock over which the individual has voting control and 29,878 shares of exercisable stock options.
(9)	Includes 10,000 shares held by Mr. Sullivan’s spouse, 6,126 shares of unvested restricted stock over which the individual has voting control and 34,808 exercisable stock options.
(10)

Includes 79,655 shares held in a 401(k) plan, 12,842 shares allocated under the ESOP, 24,510 shares of unvested restricted stock over which the individual has voting control and 140,588 exercisable stock options.

(11)

Includes 1,915 shares held in a 401(k) plan, 3,477 shares allocated under the ESOP, 14,810 shares of unvested restricted stock over which the individual has voting control and 6,000 exercisable stock options.

Proposal 1—Election of Directors

The Board of Directors of Provident Bancorp, Inc. is composed of nine members. The Board is generally divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are James A. DeLeo, Laurie H. Knapp and Barbara A. Piette, each of whom is being nominated for a three-year term and until their successors shall have been elected and qualified. Each nominee is a current director of the Company.

The Board of Directors has determined that each of our directors and nominees, with the exception of director Reilly, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market, Inc. Director Reilly is not independent as an executive officer of Provident Bancorp, Inc.

In determining the independence of our directors, the Board of Directors considered the following relationships between BankProv and our directors and officers, which are not required to be reported under “Transactions With Certain Related Persons.” BankProv has made loans to the following directors or their related entities: Jay E. Gould, commercial real estate loans, and commercial lines of credit; and Arthur Sullivan, commercial real estate line of credit and demand note. BankProv also provides overdraft lines of credit to all of its directors.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. Except as indicated herein, there are no arrangements or understandings between the nominees and directors continuing in office and any other person pursuant to which such persons were selected.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each biography is as of December 31, 2022. The address for each director and executive officer is 5 Market Street, Amesbury, Massachusetts 01913.

All of the nominees and directors continuing in office are long-time residents of the communities served by the Company and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and in assessing the risks inherent in its lending operations. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

James A. DeLeo, age 57, is a certified public accountant and the leading Partner at Gray, Gray & Gray, where he also co-chairs the Merger & Acquisition Practice Group. He has more than 25 years of experience and an educational background in entrepreneurial finance, making him a key contributor to fundless sponsors, search funds and larger private equity firms with established funds, all of which seek his advice when acquiring target companies in the middle market. Mr. DeLeo also works closely with private equity and mezzanine lenders. Mr. DeLeo’s educational and professional experience assist the Board of Directors in assessing our accounting practices, tax matters and operational needs, as well as providing knowledge of and access to the capital markets and advice with respect to mergers and acquisitions. Director of BankProv since 2017.

Laurie H. Knapp, age 65, is a certified public accountant and sole owner of Laurie H. Knapp CPA PC, an accounting firm located in Amesbury, Massachusetts. Ms. Knapp specializes in personal and corporate taxes. Her experience as a certified public accountant assists the Board of Directors in assessing our accounting practices and tax matters. Director of BankProv since 1998.

Barbara A. Piette, age 65,  is currently a Managing Principal of Knightsbridge Advisers, co-heading this SEC-regulated venture capital fund of funds. At Knightsbridge, Ms. Piette is actively involved in all aspects of portfolio management, including investment due diligence and decision-making processes. In addition to Knightsbridge, Ms. Piette works as an advisor to five emerging venture capital firms: Tera Ventures, focused on born-global digital startups; Hyperplane VC, focused on artificial intelligence; the Material Impact Fund, focused on materials; Underscore, focused on the cloud; and Will Ventures, focused on sports technology. She also advises several early stage technology companies spanning industry sectors such as robotics, blockchain enterprise software, and cybersecurity. Before joining Knightsbridge, Ms. Piette spent more than 20 years as a venture capitalist, holding partner positions with both Charles River Ventures and Schroder Ventures and co-founding Schroder Ventures Life Sciences. Ms. Piette’s experience provides knowledge of the capital markets and the operations of both private and public companies. Director of BankProv since 2019.

The following directors have terms ending at the annual meeting following December 31, 2023:

Frank G. Cousins, Jr., age 64, was the President of the Greater Newburyport Chamber of Commerce from 2017 until 2021. In 2016, Mr. Cousins retired as the Sheriff of Essex County, Massachusetts where he served for 20 years. Mr. Cousins’ years of service as a law enforcement officer in our community as well as his service on a local chamber of commerce provides valuable insight into the economic and business needs of our community, as well as insight into where we can best serve our community in other ways, including charitable donations. Director of BankProv since 2003.

Joseph B. Reilly, age 66,  was appointed Interim Co-President and Co-Chief Executive Officer of Provident Bancorp, Inc. and BankProv effective January 2023, and Co-President and Co-Chief Executive Officer effective February 2023. He has more than 35 years of experience in the New Hampshire banking industry and was the Co-Founder and President/CEO of Centrix Bank, which merged with Eastern Bank in 2014. Prior to Centrix, Reilly held positions at Bank of New Hampshire, TD Bank, Centerpoint Bank and Fleet Bank. Mr. Reilly is a former Chairman and Director of the New Hampshire Bankers Association (NHBA); Chairman of the NHBA Legislative Committee; State of New Hampshire Captain for Team 21, a national organization of the American Bankers Association (ABA); and a member of the Government Relations Council of the ABA. Mr. Reilly has also served on numerous not-for-profit board leadership positions. Mr. Reilly was elected Chairman of the Board of Provident Bancorp, Inc. and BankProv in 2019 and served in those positions until his appointment as Interim Co-President and Co-Chief Executive Officer effective January 2023. Mr. Reilly’s positions as Co-President and Co-Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors, and alignment on corporate strategy. Director of BankProv since 2018.

Arthur Sullivan, age 64, is Principal Partner of Brady Sullivan Properties based in Manchester, New Hampshire. Mr. Sullivan is a 40-year commercial and real estate industry veteran. A licensed Real Estate Broker, Mr. Sullivan has become one of New England’s largest developer of affordable commercial and residential real estate. Under his leadership, Brady Sullivan has successfully procured and managed a diverse portfolio of over four million square feet of mill, office and industrial space, over 2,000 residential units and over 5,000 condominium conversions throughout New England and Florida. Mr. Sullivan is the recipient of the 2013 Commerce Citizen of the Year Award from the Manchester Chamber of Commerce. Mr. Sullivan provides the Board of Directors with significant knowledge of commercial real estate as well as experience in managing a large business in Southern New Hampshire. Director of BankProv since 2016.

The following directors have terms ending at the annual meeting following December 31, 2024:

Lisa DeStefano, age 59, is a Principal Architect of Maugel DeStefano Architects. A LEED certified and registered architect in New Hampshire, Maine, Massachusetts and Connecticut, Ms. DeStefano has been a practicing architect since 1983 and founded DeStefano Architects in 1995. Her design work has won multiple awards including the 2016 AIANH Excellence in Architecture People’s Choice Award and in 2015 her firm was named one of the fastest growing women-led companies in Boston by Inc. 5000. Ms. DeStefano was awarded the 2015 Business Excellence Award in the Real Estate and Construction category from New Hampshire Business Review magazine. Ms. DeStefano’s experience provides the Board of Directors with extensive knowledge of real estate and business matters, and she is well-known in our New Hampshire seacoast market area. Director of BankProv since 2013.

Jay E. Gould,  age 69, is the founder of Flatbread Company, a clay-oven restaurant specializing in all-natural, wood-fired pizza, salads and desserts. Founded in Amesbury, Massachusetts in 1998, Flatbread Company has grown into 15 restaurants with locations in New England, Hawaii and British Columbia. Mr. Gould has extensive developmental and operational experience developing a distinct and unique brand within the full-service restaurant market. Mr. Gould also owned and operated a successful family insurance business in Amesbury, Massachusetts from 1977 until its sale in 2015. As a business owner and entrepreneur, Mr. Gould offers a valuable perspective on developing a successful business as well as the challenges and risks an organization may face as it grows its product offerings and markets into new areas. Director of BankProv since 1995.

Kathleen Chase Curran, age 48, is Chief Operating Officer at Coin Metrics, a cryptoasset financial intelligence provider. Ms. Chase Curran brings 25 years of experience in the financial industry to the Company’s Board of Directors having, most recently, worked at Fidelity Investments for over a decade prior to joining Coin Metrics. Throughout her career, she has advised clients and organizations on their growth and enterprise strategies. Her experience spans a wide breadth of disciplines including strategy, product, marketing and research and development. At Coin Metrics, Ms. Chase Curran is helping build the market infrastructure for cryptoassets through her contributions to the creation of transparent and accessible data and intelligence. Ms. Chase Curran’s experience provides the Board of Directors with expertise in digital assets and strategic planning. Director of BankProv since 2022.

In accordance with Nasdaq Stock Market board diversity disclosure requirements, below are diversity statistics for our nine Board members as of April 18, 2023.

Board Diversity Matrix as of April 18, 2023
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native American or Pacific Islander
White	4	4
Two or More Races or Ethnicities
LGBTQ+	0
Did Not Disclose Demographic Background	0

Proposal 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Crowe LLP to be the Company’s independent registered public accounting firm for the 2023 fiscal year, subject to ratification by stockholders. A representative of Crowe LLP is expected to be available at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm.

Fees

The following table sets forth the fees paid by the Company for the years ended December 31, 2022 and 2021 to Crowe LLP.

	2022	2021
Audit fees	$380,000	$280,000
Audit-related fees	$390,000	$—
Tax fees	$—	$—
All other fees	$60,000	$—

Audit fees related to the audit of the Company’s annual consolidated financial statements, review of the financial statements included the Company’s quarterly reports on Form 10-Q and fees associated with the audit of internal controls over financial reporting as required under Part 363 of the FDIC annual reporting requirements. Audit-related fees pertain to additional audit fees incurred related to the review of the Company’s digital asset lending practices following the events that caused the losses recorded during and for the year ended December 31, 2022.  All other fees include fees paid to Crowe LLP pertaining to regulatory filings and assessment tools.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval can be given either by approving an engagement in advance or pursuant to a pre-approval policy with respect to particular services. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the years ended December 31, 2022 and 2021, 100% of audit and other services provided by Crowe LLP were approved, in advance, by the Audit Committee.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Audit Committee of the Board of Directors of Provident Bancorp, Inc.

James A. DeLeo (Chair)

Frank G. Cousins, Jr.

Kathleen Chase Curran

Barbara Piette

Proposal 3—Advisory (Nonbinding) Vote on Executive Compensation

Our stockholders are being given the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our “Named Executive Officers,” as described in this proxy statement in the compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program. As a result of a determination made following the recommendation of stockholders at our 2021 Annual Meeting of Stockholders, this vote will be held annually until 2027, at which time as we will provide our stockholders with another opportunity to consider such frequency.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal. Specifically, stockholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Information about Executive Officers

The following provides information regarding our executive officers who are not directors of the Company.

Carol L. Houle, age 51, was appointed Interim President and Chief Executive Officer of Provident Bancorp, Inc and BankProv in December 2022, Interim Co-President and Co-Chief Executive Officer effective January 2023, and Co-President and Co-Chief Executive Officer effective February 2023. Ms. Houle has also retained her position as Chief

Financial Officer of Provident Bancorp, Inc. and BankProv, having also previously served as Executive Vice President. Ms. Houle is a Certified Public Accountant, and joined BankProv in 2013. Previously, Ms. Houle was a partner at the accounting firm of Shatswell, MacLeod & Company, P.C., where she worked for 17 years.

Joseph Mancini, age 41, is Executive Vice President and Chief Operating Officer of Provident Bancorp, Inc. and BankProv. Mr. Mancini joined BankProv in June 2020 as Senior Vice President, Risk and was subsequently promoted in April 2021. Previously, Mr. Mancini was at Radius Bank for four years as Senior Vice President and Chief Information Security Officer and East Boston Savings Bank for 10 years in various risk-related roles.

Executive Compensation

We are a smaller reporting company. As such, we are eligible to take advantage of certain exemptions from various reporting requirements. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis.

Introduction

The objective of our executive compensation program is to attract, retain, and motivate leaders who are committed to executing on our business strategy and creating long-term value for our stakeholders. To help us achieve these objectives, the Compensation Committee has designed an executive compensation program that consists of fixed and variable pay elements in the form of base salaries, annual cash and long-term equity incentives. The program is built on a foundation of sound compensation governance practices and policies, which include the following:

•	We link a significant portion of compensation to performance using short-term (cash) and long-term (equity) compensation to encourage both proactivity and long-term sustainability.
•	We employ a variety of performance metrics to deter excessive risk-taking by eliminating any incentive focus on a single performance goal.
•	We have built in appropriate levels of discretion to adjust incentive payouts if results are not aligned with credit quality, regulatory compliance or leading indicators of future financial results.
•	We maintain stock ownership and retention guidelines for our executives and directors.
•	We grant equity awards that have “double-trigger” equity vesting provisions upon a change in control.
•	We do not provide significant perquisites.
•	We engage an independent compensation consultant.
•	We have a clawback policy.
•	We prohibit hedging and pledging of our stock by our directors and executive officers.
Stockholder Engagement and Changes Resulting from our Say on Pay Results

The formal stockholder advisory votes on pay (“Say-on-Pay”) provides a valuable barometer for how our programs are perceived by the full spectrum of our investors. We take this advisory vote seriously and work diligently to understand the stockholder and proxy advisory firm perspectives. Over 95% of the votes cast by stockholders were cast in favor of our Say-on-Pay vote in 2022.

Summary Compensation Table

The table below summarizes, for the years ended December 31, 2022 and 2021, the total compensation paid to, or earned by, David P. Mansfield, who served as Provident Bancorp, Inc. and BankProv’s President and Chief Executive Officer for the majority of the year ended December 31, 2022, Carol L. Houle, who served as Interim Chief Executive Officer for the remainder of the year ended December 31, 2022, and the other individual who served as an executive officer for Provident Bancorp, Inc. and BankProv during the year ended December 31, 2022. We refer to these individuals as named executive officers (“NEOs”).

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

David P. Mansfield	2022	569,134	—	—	—	1,529,983	2,099,117
Former President and Chief Executive Officer (5)	2021	548,990	—	—	288,192	76,375	913,557

Carol L. Houle	2022	330,544	—	—	—	27,224	357,768
Co-President and Co-Chief Executive Officer, and Chief Financial Officer (6)	2021	319,145	—	—	143,615	62,653	525,413

Joseph Mancini	2022	243,846	—	—	—	25,219	269,065
Executive Vice President and Chief Operating Officer	2021	206,429	180,000	151,800	93,441	43,522	649,336

(1)

Reflects the aggregate grant date fair value of restricted stock awards granted during the applicable year. The assumptions used in the valuation of these awards are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission.

(2)

Reflects the aggregate grant date fair value of option awards granted during the applicable year. The value is the amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the valuation of these awards are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission.

(3)	Represents cash incentives earned under The Provident Bank Executive Annual Incentive Plan. See “—Executive Annual Incentive Plan” for further details.
(4)

The amounts reflect what we have paid to, or reimbursed, the applicable Named Executive Officer for various benefits we provide. A break-down of the various elements of compensation in this column for the year ended December 31, 2022 is set forth in the table below.

(5)	Mr. Mansfield resigned from his employment with Provident Bancorp Inc. and BankProv, and as director of each entity, effective December 20, 2022.
(6)

Ms. Houle served as Executive Vice President and Chief Financial Officer until her appointment as Interim President and Chief Executive Officer, and Chief Financial Officer effective December 20, 2022, then her subsequent appointment as Interim Co-President and Co-Chief Executive Officer, and Chief Financial Officer, effective January 1, 2023, and then her subsequent appointment to Co-President and Co-Chief Executive Officer, and Chief Financial Officer, effective February 2023.

All Other Compensation For the Year Ended December 31, 2022
Name	Employer Matching Contribution To 401(k) Plan (a)($)	Allocations Under Employee Stock Ownership Plan (b) ($)	Long-Term Disability Premiums ($)	Vacation payout (c) ($)	Separation agreement (c) ($)	Total ($)
David P. Mansfield	15,900	―	3,996	21,801	1,488,286	1,529,983
Carol L. Houle	16,636	10,588	―	―	―	27,224
Joseph Mancini	14,631	10,588	―	―	―	25,219

(a)	Represents the matching contributions made by BankProv to the Named Executive Officer’s 401(k) plan account for the plan year.
(b)

Represents the approximate value of shares allocated to the individual’s Employee Stock Ownership Plan account for the year ended December 31, 2022, using the Company’s stock price as of December 31, 2022.

(c)

On December 20, 2022, BankProv entered into a Separation Agreement and Full and Final Release of Claims (the “Agreement”) with Mr. Mansfield. Under the Agreement, BankProv paid Mr. Mansfield his earned salary, less legally required withholdings and all accrued but unused vacation or other time off. In addition, under the agreement a cash separation payment of $1,488,286 was paid in a lump sum. Mr. Mansfield and his dependents will remain eligible to participate in the non-taxable medical and dental insurance programs offered by BankProv to its employees for 24 months, with 100% of premiums paid by BankProv. Mr. Mansfield will receive his benefit under his supplemental executive retirement agreement, described below, in accordance with the terms of that plan. Mr. Mansfield is also able to exercise all vested stock options in accordance with the term of the stock options. Mr. Mansfield forfeited all unvested shares of restricted stock and all unvested stock options upon his resignation.

Employment Agreements

BankProv has entered into employment agreements with Messrs. Reilly and Mancini and Ms. Houle. Pursuant to the employment agreements, Mr. Reilly and Ms. Houle, serve as Co-President and Co-Chief Executive Officers of the Company and BankProv, and. Ms. Houle also serves as the Chief Financial Officer of the Company and BankProv. Mr. Mancini serves as the Chief Operating Officer of the Company and BankProv. The employment agreement with Mr. Reilly has a term of one year and the amended and restated employment agreements with Ms. Houle and Mr. Mancini each have a term of two years. Each year the disinterested members of the Board of Directors must conduct a comprehensive annual performance evaluation and affirmatively approve any extension of the terms of the agreements with Ms. Houle and Mr. Mancini for an additional year or determine not to extend the term of any of the agreements. The Board of Directors may also extend the term of the employment agreement with Mr. Reilly for one year.

The employment agreements provide Mr. Reilly, Ms. Houle and Mr. Mancini with current base salaries of $472,750, $472,750 and $345,000, respectively. BankProv may increase the base salaries from time to time. In addition to base salaries, the executives are entitled to participate in any employee benefit plans and bonus programs in effect from time to time for senior executives of BankProv. Mr. Reilly and Ms. Houle have a short-term incentive bonus opportunity of at least 35% of their base salaries. BankProv will also reimburse the executives for all reasonable business expenses incurred by them in the performance of their duties and responsibilities.  Mr. Reilly also receives a monthly payment of $597.50 as reimbursement for after-tax Medicare payments.

In the event of an executive’s involuntary termination of employment without “cause” (as defined in the agreements), or in the event of his or her resignation for “good reason” (as defined in the agreements) in either case prior to the attainment of age 68 or 65, respectively, Mr. Reilly and Ms. Houle will each receive a severance payment equal to the sum of the base salary and “Average Bonus” (defined below) that would have been paid through the expiration date of the respective employment agreement. Mr. Mancini will receive a lump sum severance payment equal to the base salary that would have been paid through the expiration date of his employment agreement as well as his pro rata “Average Bonus” (defined below). If the termination of employment occurs in connection with a change in control, the severance payments for Mr. Reilly and Ms. Houle will equal two times the sum of their base salary and Average Bonus and the severance payment for Mr. Mancini will equal two times his base salary. For purposes of the employment agreements, the term “Average Bonus” means the average of the aggregate bonuses or other cash incentive compensation paid (or accrued, but not yet paid) to the executive for the three calendar years immediately preceding the termination of employment. In addition, Ms. Houle and Mr. Mancini will be entitled to receive continued non-taxable medical and dental insurance coverage through the then remaining unexpired term of the agreements, and Ms. Houle will also be entitled to receive continued life insurance coverage through the then remaining unexpired term of her agreement.

In addition, should BankProv terminate the employment of either Mr. Reilly or Ms. Houle following the executive becoming disabled, BankProv will continue to pay the executive his or her base salary from the date of the termination of employment for up to 180 days. If at the end of 180 days, the executive is not yet receiving disability payments under a plan covering employees of BankProv, BankProv will continue to pay the executive his or her base salary at a rate of 60% until the earlier of: (i) the date he or she becomes entitled to disability benefits under such a plan; (ii) his or her death; or (iii) the expiration of the term of the respective employment agreement.

In the event of the death of any of the executives during the term of the respective agreement, BankProv will pay his or her beneficiaries the base salary the executive would have earned for six months following his or her death, and Ms. Houle’s and Mr. Mancini’s family will continue to receive medical coverage for one year at the same out-of-pocket expense that the executive paid prior to her or his death, respectively.

If either Mr. Reilly, Ms. Houle, or Mr. Mancini voluntarily terminates employment on account of his or her “retirement” (that is on or after attaining age 68 for Mr. Reilly, or 65 for Ms. Houle or Mr. Mancini), no severance shall be paid. In the event of such voluntary termination on account of her retirement, Ms. Houle will be entitled to continue to receive medical benefits at the same level in effect on, and at the same out-of-pocket cost to the executive as of, the date of her retirement for a period of one year.

None of the executives will be entitled to any severance benefits under their respective employment agreement if BankProv terminates the executive’s employment for “cause” (as defined under the employment agreement).

Upon any termination of employment that would entitle an executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to non-competition and non-solicitation covenants for up to one year.

Executive Annual Incentive Plan

BankProv has adopted The Provident Bank Executive Annual Incentive Plan, which is designed to align the interests of the executives of BankProv with the overall performance of BankProv and Provident Bancorp, Inc.

Employees selected by the Compensation Committee, which include the Named Executive Officers, are eligible to participate in the plan. The Compensation Committee determines an annual bonus award amount, designated as a percentage of base salary, and the performance metrics and goals that must be satisfied for the participant to receive the annual incentive award. Plan metrics are determined annually by the Compensation Committee, but generally include quantitative goals based on financial performance, growth, asset quality and risk management and qualitative assessments of individuals, based on a  participant’s job duties. Each performance metric is defined using “minimum”, “target” and “maximum” performance levels and are weighted as a percentage of the total annual bonus award payable to the participant. Each performance metric was assigned a weighting to reflect its importance and the Named Executive Officers’ impact in achieving the goal.

The bank-wide performance objectives for 2022 focused on the following metrics: (i) return on average assets (40% weighting), (ii) deposit growth (30% weighting), (iii) efficiency ratio (15% weighting) and (iv) team/individual performance (15% weighting). Return on average assets, efficiency ratios and deposit growth are based on the approved budget for BankProv.

The Named Executive Officers award opportunities under the Executive Annual Incentive Plan, as a percentage of base salary, were:

Name	Minimum	Target	Maximum
David P. Mansfield ...................................	17.5%	35%	52.5%
Carol L. Houle.........................................	15%	30%	45%
Joseph Mancini.......................................	15%	30%	45%

Target results are established using percentile performance of a reference group of similarly-sized banks that focus on commercial business. BankProv’s results were adjusted for non-recurring items and were as follows:

Item	Weighting	Minimum	Target	Maximum	BankProv Adjusted Results
Return on average assets .........................	40%	0.77%	0.88%	0.98%	(1.24%)
Efficiency ratio.........................................	30%	67.96%	61.78%	58.68%	64.07%
Deposit growth.......................................	15%	66.00%	73.00%	76.00%	(12.24%)

Although BankProv met its goal with respect to the efficiency ratio component of the Executive Annual Incentive Plan, the Compensation Committee determined that no annual incentive award would be paid for the year ended December 31, 2022 to Messrs. Mansfield and Mancini, or to Ms. Houle, based upon the Company’s net loss for the year.

Benefit Plans

401(k) Plan.  BankProv currently maintains a  401(k) plan that is a tax-qualified profit-sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code for eligible employees. The Named Executive Officers participate in the 401(k) Plan on the same terms as other employees of BankProv.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax or after tax (“Roth”) basis, subject to the limitations imposed by the Internal Revenue Code. For 2023, the pre-tax deferral contribution limit is $22,500 provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan (subject to applicable cost-of-living adjustments in future years). In addition to salary deferral contributions, the 401(k) Plan provides that BankProv will make a safe harbor matching contribution to each participant’s account equal to 100% of the participant’s contribution, up to a maximum of 6% of the participant’s eligible compensation contributed to the 401(k) Plan.  BankProv may also make a nonelective contribution to eligible employees, as determined by the Board of Directors. A participant is always 100% vested in his or her salary deferral contributions and safe harbor matching contributions, and a participant will vest 100% in BankProv’s discretionary contributions following the completion of three years of service. Participants also become fully vested in the event of their death or disability. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options, including the common stock of Provident Bancorp, Inc.

Employee Stock Ownership Plan. BankProv currently maintains a tax-qualified ESOP for eligible employees. The Named Executive Officers participate in the ESOP on the same terms as other employees of BankProv.

The trustee of the ESOP holds the shares of Provident Bancorp, Inc. purchased in connection with our stock offerings. Shares that have not been allocated to the accounts of participants are held in an unallocated suspense account. Unallocated shares are released from the suspense account on a pro-rata basis as the loan is repaid. Each year, the shares released are allocated to the participants’ accounts based on of each participant’s proportional share of compensation. Participants become 100% vested in their benefits under the ESOP after the completion of three years of service. Participants also become fully vested upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon their termination of employment.

Supplemental Executive Retirement Plans.  BankProv has entered into supplemental executive retirement agreements (“SERPs”) with Mr. Mansfield and Ms. Houle. Under the SERPs, each executive becomes entitled to receive a benefit following his or her separation from service other than on account of cause (as defined in the agreements). Upon a separation from service, BankProv will pay a lump sum benefit to the executive equal to the actuarial equivalent of a 20-year stream of annual payments of a certain benefit percentage multiplied by the executive’s final average compensation.

Under the agreement with Ms. Houle, the benefit percentage equals 20% multiplied by a factor that represents her service through attainment of age 62. Ms. Houle is fully vested in her benefits under the SERP. Ms. Houle’s SERP benefits will be immediately forfeited in the event of a termination by BankProv for “specially defined cause” (as such term is defined in the SERP). The benefit percentage factor will automatically equal 20%, in the event of Ms. Houle’s death or disability or upon a change in control. Benefits under Ms. Houle’s SERP are paid in a single lump sum.

Deferred Bonus Agreement. In conjunction with a decision to fix the “final average compensation” for Mr. Mansfield’s SERP in 2020, BankProv entered into a deferred cash bonus agreement with Mr. Mansfield, effective December 23, 2020. Under the terms of the deferred cash bonus agreement, Mr. Mansfield was to receive a total bonus of $354,900 payable in three installments of $118,300, which vested on September 30, 2021 and September 30, 2022, with the final installment set to vest on September 30, 2023, respectively. Each installment was paid within 30 days following the vesting date, with the exception of the final installment which was unvested and forfeited upon his resignation.

Equity Incentive Plans. We currently maintain two equity incentive plans, the 2016 Equity Incentive Plan and the 2020 Equity Incentive Plan. The Equity Incentive Plans allow us to provide officers, employees and directors of Provident Bancorp, Inc. and its subsidiaries, including BankProv, with additional incentives to promote the growth and performance of Provident Bancorp, Inc. The plans permit grants of restricted stock awards, restricted unit awards, incentive stock options and non-qualified stock options. As of December 31, 2022, there were 3,027 shares available for the grant of stock options and 986 shares available for the grant of restricted stock and restricted stock units under the 2016 Equity Incentive Plan. As of that date, there were 256,814 shares available for the grant of stock options and 116,624 shares available for the grant of restricted stock and restricted stock units under the 2020 Equity Incentive Plan.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards for the Named Executive Officers that have been granted under our 2016 and 2020 Equity Incentive Plans.

Outstanding Equity Awards At December 31, 2022
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(5)
David P. Mansfield	225,56534,04081,700	—	(1)	8.61 11.93 11.93	11/17/2026 12/17/2030 12/17/2030	—	(1)	—
Carol L. Houle	99,73832,4688,382	— 36,129 25,146	(2) (3)	8.61 11.93 11.93	11/17/2026 12/17/2030 12/17/2030	24,510	(2)	178,433
Joseph Mancini	6,000	24,000	(4)	15.00	4/22/2031	9,600	(4)	69,888

(1)

On December 20, 2022, BankProv entered into the Agreement with Mr. Mansfield. Mr. Mansfield is able to exercise all vested stock options in accordance with the term of the stock options. Mr. Mansfield forfeited all unvested shares of restricted stock and all unvested stock options upon his resignation.

(2)	Options and shares of restricted stock vest one-fifth per year beginning December 17, 2021.
(3)	Vesting of options did not begin until year two, and then ratable vesting of one-fourth per year beginning December 17, 2022.
(4)	Options and shares of restricted stock vest one-fifth per year beginning April 22, 2022.
(5)	Based on the closing price of our stock on December 31, 2022 of $7.28 per share.

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) to each of our Principal Executive Officers (“PEO”) and to our Non-PEO NEOs and certain Company performance for the fiscal years listed below. The disclosure follows SEC guidelines for smaller reporting companies.

The Pay versus Performance table below summarizes the compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2022 and 2021 calendar years.

Year	PEO 1 Summary Compensation Table Total ($)(1)	PEO 2 Summary Compensation Table Total ($)(2)	PEO 1 Compensation Actually Paid ($)(1)(4)	PEO 2 Compensation Actually Paid ($)(2)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (in millions) ($)
2022	2,099,117	357,768	(852,242)	(607,535)	269,065	(8,643)	62	(21)
2021	913,557	n/a	3,270,153	n/a	652,581	925,606	156	16

(1)	David P. Mansfield served as the Company’s PEO through December 20, 2022;
(2)	Carol L. Houle served as a Non-PEO NEO for all of 2021. On December 20, 2022 she was appointed as Interim Chief Executive Officer.
(3)

Joseph Mancini served as a Non-PEO NEO for the two years covered in the table, and Charles F. Withee was a Non-PEO NEO through his retirement on December 18, 2021, he was not employed at the Company in 2022.

(4)	The dollar amounts reported represent CAP, as calculated in accordance with SEC rules, see table below.

Calculation of Compensation Actually Paid (CAP).  To calculate the CAP to our PEOs and Non-PEO NEOs in the table above according to SEC reporting rules, the following adjustments were made to Total Compensation as reported in the Summary Compensation Table for each covered year.

	2022			2021
	PEO 1 (1)	PEO 2 (2)	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$2,099,117	$357,768	$269,065	$913,557	$652,581
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	—	—	—	—	(110,600)
Year-end fair value of unvested awards granted in the current year	—	—	—	—	148,063
Year-over-year difference of year-end fair values for unvested awards granted in prior years	—	(721,765)	(259,046)	1,486,318	204,733
Fair values at vest date for awards granted and vested in current year	—	—	—	—	—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	(690,014)	(243,538)	(18,662)	870,278	266,884
Forfeitures during current year equal to prior year-end fair value	(2,261,345)	—	—	—	(236,055)
Dividends or dividend equivalents not otherwise included in total compensation	—	—	—	—	—
Total Adjustments for Equity Awards	(2,951,359)	(965,303)	(277,708)	2,356,596	273,025
Compensation Actually Paid (as calculated)	$(852,242)	$(607,535)	$(8,643)	$3,270,153	$925,606

(1)	David P. Mansfield served as the Company’s PEO through December 20, 2022.
(2)	Carol L. Houle served as a Non-PEO NEO for all of 2021. On December 20, 2022 she was appointed as Interim Chief Executive Officer.

Relationship Between Compensation Actually Paid and the Company’s Total Shareholder Return (TSR). From 2021 to 2022, the compensation actually paid to PEO 1 and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 126.1% and 100.9%, respectively, compared to a 60.3% decrease in our TSR over the same time period.  PEO 2 did not serve as PEO during 2021 and was excluded from this analysis.

Relationship Between Compensation Actually Paid and the Company’s Net Income. From 2021 to 2022, the compensation actually paid to PEO 1 and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 126.1% and 100.9%, respectively, compared to a 231.3% decrease in our net income over the same time period. PEO 2 did not serve as PEO during 2021 and was excluded from this analysis.

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Kathleen Chase Curran	38,500	38,500
Frank G. Cousins, Jr.	37,000	37,000
James A. DeLeo	31,500	31,500
Lisa DeStefano	38,000	38,000
Jay E. Gould	31,750	31,750
Laurie H. Knapp	42,250	42,250
Barbara A. Piette	41,250	41,250
Joseph B. Reilly	49,925	49,925
Mohammad Shaikh (1)	34,750	34,750
Arthur Sullivan	35,250	35,250

(1)	Mr. Shaikh resigned from the Board of Directors, effective March 27, 2023.

As of December 31, 2022, Directors Cousins, DeLeo, DeStefano, Gould, and Sullivan each held 6,126 unvested shares of restricted stock, 34,808 vested stock options and 15,300 unvested stock options. As of December 31, 2022, Director Knapp held 6,126 shares of restricted stock, 32,308 vested stock options and 15,300 unvested stock options. As of December 31, 2022, Director Reilly held 8,092 unvested shares of restricted stock, 20,220 unvested stock options and 29,878 vested stock options. As of December 31, 2022, Director Piette held 6,126 unvested shares of restricted stock,  15,300 unvested stock options, and 24,981 vested stock options. As of December 31, 2022, Director Curran held 8,168 unvested shares of restricted stock, 5,100 vested stock options and 20,400 unvested stock options. As of December 31, 2022, Director Shaikh held 5,100 vested stock options, 20,400 unvested stock options and 8,168 unvested shares of restricted stock. The unvested stock options and restricted stock that were held by Director Shaikh as of December 31, 2022, were forfeited upon his March 27, 2023 resignation from the board.

In 2022, each director (other than the Chairman of the Board) received a $15,000 retainer fee and $1,250 for each board meeting attended. The Chairman of the Board received a $50,000 annual retainer, payable monthly. The Chair of the Audit Committee received a $7,000 retainer and the Committee members received $750 per meeting. The Compensation Committee chair received a $3,500 retainer and the committee members received $750 per meeting. All other committee chairs received a $2,500 retainer and the committee members received $750 per meeting.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that Executive Vice President Joseph Mancini filed a late form 4 to report the disposal of 720 shares on April 22, 2022 in connection with the vesting of shares, and that each of the Company’s directors and executive officers otherwise complied with applicable reporting requirements for transactions in Provident Bancorp, Inc. common stock during the year ended December 31, 2022.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as BankProv, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2022, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BankProv, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2022, and were made in compliance with federal banking regulations.

Pursuant to Provident Bancorp, Inc.’s Policy and Procedures for Approval of Related Persons Transactions, the Audit Committee periodically reviews, at least twice a year, a summary of Provident Bancorp, Inc.’s transactions with directors and executive officers of Provident Bancorp, Inc., as well as any other related person transactions, to determine whether to approve or ratify such transactions. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Provident Bancorp, Inc.’s capital and surplus (up to a maximum of $500,000) and such loans must be approved in advance by a majority of the disinterested members of the Board of Directors.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

The Nominating and Corporate Governance Committee does not have a formal policy or specific guidelines regarding diversity among board members. However, the Nominating and Corporate Governance Committee seeks members with requisite experience as well as diverse backgrounds. As the holding company for a community bank, the Nominating and Corporate Governance Committee also seeks directors who can continue to strengthen BankProv’s position in its community and can assist BankProv with business development through business and other community contacts.

Procedures to be Followed by Stockholders

The Board of Directors has adopted a procedure by which stockholders may recommend nominees to the Nominating and Corporate Governance Committee. Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at 5 Market Street, Amesbury, Massachusetts 01913. Such communication must include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	The name and address of the stockholder as they appear on Provident Bancorp, Inc.’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;

•	The class or series and number of shares of Provident Bancorp, Inc.’s capital stock that are owned beneficially or of record by such stockholder and such beneficial owner;

•

A description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the stockholder’s notice;

•	The name, age, personal and business address of the candidate and the principal occupation or employment of the candidate;

•	The candidate’s written consent to serve as a director;

•

A statement of the candidate’s business and educational experience and all other information relating to such person that would indicate such person’s qualification to serve on Provident Bancorp, Inc.’s Board of Directors; and

•

Such other information regarding the candidate or the stockholder as would be required to be included in Provident Bancorp, Inc.’s proxy statement pursuant to Securities and Exchange Commission regulations.

To be timely, the submission of a candidate for director by a stockholder must be received by the Corporate Secretary at least 120 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders. If (i) less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and (ii) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, a stockholder’s submission of a candidate shall be timely if delivered or mailed to and received by the Corporate Secretary of Provident Bancorp, Inc. no later than the 10th day following the day on which public disclosure of the date of the annual meeting is first made.

Submissions that are received and that satisfy the above requirements are forwarded to the Nominating and Corporate Governance Committee for further review and consideration, using the same criteria to evaluate the candidate as it uses for evaluating other candidates that it considers.

There is a difference between the recommendations of nominees by stockholders pursuant to this policy and a formal nomination (whether by proxy solicitation or in person at a meeting) by a stockholder. Stockholders have certain rights under applicable law with respect to nominations, and any such nominations must comply with applicable law and provisions of the Bylaws of Provident Bancorp, Inc. See “Submission of Business Proposals and Stockholder Nominations.”

Process for Identifying and Evaluating Nominees; Director Qualifications

The Nominating and Corporate Governance Committee considers the following criteria in evaluating and selecting candidates for nomination:

•

Individual Strength and Character Alignment: Directors will respectfully, judiciously and strategically operate during all interaction, both within and outside the board room; be fully committed to board meetings through attendance and active participation; be clear with the expectations that the institution has and will remain vigilant in fulfilling the requirements and respecting the parameters in the fulfillment of their role; challenge and support other directors in their pursuit of high performance; have the ability and receptiveness to discussing opposing views; directors will be able to adapt, ask questions and probe into strategic issues at the institution; exhibit strong commitment and servitude to the institution; and directors will be an ambassador of BankProv with integrity and strong ethics.

•

Primary Duties and Responsibilities: To define and advance the mission and activities of BankProv; to address the interests of its customers, stockholders, employees, communities it serves and other stakeholders; to enhance the long-term value of BankProv for its stockholders, stakeholders and community; to facilitate the strategic planning process and monitor BankProv’s progress toward established strategic objectives; to establish, with management, BankProv’s long-term and short-term business objectives; to ensure that appropriate risk management policies and internal controls are in place and functioning; to review, monitor and, where appropriate, approve fundamental operating and business strategies and major corporate actions; to oversee BankProv’s business performance; to select, counsel and compensate the Chief Executive Officer; to provide for Chief Executive Officer succession; and to ensure processes are in place for maintaining the integrity of BankProv in its financial reports, compliance with laws, regulations and ethics and its relationship with stakeholders, including stockholders.

•

Occupational Alignment to Pursue Specific Target Market: Directors will have recognizable success and expertise within their industry in alignment with BankProv’s target market of: high impact firms, fintech companies and local businesses.

•

Geographic Alignment with Marketplace Footprint: Directors will strengthen board representation within the marketplaces served; live and/or work within the marketplaces served; and have community impact through influence, visibility and community service in the marketplaces served.

•

Personal Responsibility Alignment to Governance Requirements: A director will have a robust customer relationship with BankProv and actively bring new relationships to BankProv;  will have technology proficiency and will make all attempts to utilize that knowledge in the governance of BankProv as BankProv’s customer base moves toward higher information technology needs; and will have knowledge of the regulatory expectations and policy changes that impact the governance of the institution. This will take the form of consistent and thorough training where needed and a commitment to providing forums in which to deepen an understanding of the regulatory impact on the institution; A director will possess strong analytical skills with a fundamental understanding of relevant financial statements; possess the ability to probe and support senior management strategically in the achievement of the strategic goals; continuously improve his or her governance skills and financial literacy; and maintain an ongoing awareness of issues affecting financial services and banking.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service, including the current members’ board and committee meeting attendance and performance, length of board service, experience and contributions, and independence. Current members of the Board of Directors with skills and experience that are relevant to Provident Bancorp, Inc.’s business and who are willing to continue in service are considered for re-nomination.

If there is a vacancy on the Board of Directors because any member of the Board of Directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee would determine the desired skills and experience of a new nominee (including a review of the skills set forth above), may solicit suggestions for director candidates from all board members and may engage in other search activities.

During the year ended December 31, 2022, we did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director.

Submission of Business Proposals and Stockholder Nominations

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors at a meeting of stockholders must have given timely notice thereof in writing to the Secretary of the Company. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, our Secretary must receive written notice not earlier than the 100th day nor later than the 90th day prior to the anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, then, to be timely, notice by the stockholder must be so received no earlier than the day on which public disclosure of the date of such annual meeting is first made and not later than the tenth day following the earlier of the day notice of the meeting was mailed to stockholders or such public announcement was made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include: (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on our Board of Directors; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of our Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.

The 2024 annual meeting of stockholders is expected to be held May 16, 2024. Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than February 8, 2024 and no later than February 18, 2024. If notice is received earlier than February 8, 2024 or after February 18, 2024, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Failure to comply with these advance notice requirements will preclude such new business or nominations from being considered at the meeting.

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 20, 2023. If next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2024, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

In order to solicit proxies in support of director nominees other than the Company’s nominees for our 2024 Annual Meeting of Stockholders, a person must provide notice postmarked or transmitted electronically to our executive office, 5 Market Street, Amesbury, Massachusetts 01913, annualproxy@bankprov.com, no later than March 19,  2024. Any such notice and solicitation will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Any stockholder who wishes to contact our Board of Directors or an individual director may do so by writing to: 5 Market Street, Amesbury, Massachusetts 01913, Attention: Board of Directors. The letter should indicate that the sender is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Communications are reviewed by the Corporate Secretary and are then distributed to the Board of Directors or the individual director, as appropriate, depending on the facts and circumstances outlined in the communications received. The Corporate Secretary may attempt to handle an inquiry directly (for example, where it is a request for information about Provident Bancorp, Inc. or it is a stock-related matter). The Corporate Secretary has the authority not to forward a communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate. At each Board of Directors meeting, the Corporate Secretary shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors on request.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained Alliance Advisors to assist the Company in soliciting proxies, and the Company has agreed to pay Alliance Advisors a fee of $7,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company at 5 Market Street, Amesbury, Massachusetts 01913. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2022, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on April 6, 2023, upon written request to the Company’s Corporate Secretary at the address listed above.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2022 Annual Report to Stockholders are each available on the internet at http://www.cstproxy.com/bankprov/2023.

BY ORDER OF THE BOARD OF DIRECTORS

Kimberly Scholtz
Corporate Secretary

Amesbury, Massachusetts

April 18, 2023

22124 Provident Bancorp Proxy Card - Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

PROVIDENT BANCORP, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 15, 2023.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this X

REVOCABLE PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1, 2 AND 3.

1. The election as directors of the nominees listed, each for, three-year terms indicated.

	FOR	WITHHOLD
(1) James A. Deleo	☐	☐
(2) Laurie H. Knapp	☐	☐
(3) Barbara A. Piette	☐	☐

2. The ratification of the appointment of Crowe LLP as independent registered public accounting firm of Provident Bancorp, Inc. for the year ending December 31, 2023.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. The approval of an advisory, non-binding resolution with respect to our executive compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature________________ Signature, if held jointly________________ Date________, 2023.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

22124 Provident Bancorp Proxy Card - Back

Important Notice Regarding the Availability of Proxy Materials

The Company's Proxy Statement, including the Notice of the Annual Meeting of Shareholders and the 2022 Annual Report to Shareholders are each available on the Internet at https://www.cstproxy.com/bankprov/2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROVIDENT BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2023, 3:30 p.m., Local Time

The undersigned hereby appoints the members of the official proxy committee of Provident Bancorp, Inc., or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on May 18, 2023 at 3:30 p.m., local time, at Blue Ocean Event Center, 4 Oceanfront North, Salisbury, Massachusetts 01952. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to attend the meeting, as described in the proxy statement.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED "FOR" EACH OF PROPOSALS 1, 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY COMMITTEE OF THE BOARD OF DIRECTORS TO VOTE (1) WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR, WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND (2) MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)